T. Rowe Price Retirement Funds, Inc. 485BPOS

Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Retirement Funds, Inc. of our reports dated February 18, 2026, relating to the financial statements and financial highlights, which appear in T. Rowe Price Retirement Income 2020 Fund, and T. Rowe Price Retirement Income 2025 Fund’s (two of the funds constituting T. Rowe Price Retirement Funds, Inc.) Certified Shareholder Reports on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
February 25, 2026